EXHIBIT 99.2

Transcript of earnings conference call held on October 28, 2015

CORPORATE PARTICIPANTS

Lori Novickis CBIZ Inc - Director of Corporate Relations

Steve Gerard CBIZ Inc - Chairman and CEO

Jerry Grisko CBIZ Inc - President and Chief Operating Officer

Ware Grove CBIZ Inc - Chief Financial Officer.

CONFERENCE CALL PARTICIPANTS

Steve McManus Sidoti & Company - Analyst.

Jim Macdonald First Analysis - Analyst

PRESENTATION

Operator

Hello and welcome to the CBIZ Third quarter 2015 earnings call. All participants will be in listen only mode. Should you need assistance, please signal the conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. Please note that the event is being recorded. Now, I would like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ Inc - Director of Corporate Relations

Thank you Keith. Good morning everyone and thank you for calling in to the CBIZ third quarter and nine months 2015 results conference call. Before our management team begins their presentation I would like to remind you of a few items. As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call you’re welcome to listen in; however, we ask that if you do have questions that you hold them for after the call and we’ll be happy to address them then. This call is also being webcast. You can access the live webcast as well as the replay on our website www.CBIZ.com.

Lori Novickis - CBIZ Inc - Director of Corporate Relations

You should have all received a copy of the press release that was issued earlier this morning. If you haven’t, it can also be found on our website. Finally, remember that during the course of the call, management may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can, and sometimes do, differ materially from those projected in forward-looking statements. Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K, and press releases.

Lori Novickis - CBIZ Inc - Director of Corporate Relations

Joining us for today’s call are Steve Gerard, Chairman and CEO, Jerry Grisko, President and Chief Operating Officer, and Ware Grove our Chief Financial Officer. I will now turn the call over to Steve Gerard for his opening remarks. Steve.

Steve Gerard - CBIZ Inc - Chairman and CEO

Thank you Lori and good morning everyone. Prior to the opening today we were very pleased to announce our third quarter and nine month results. We were pleased to announce that we showed, in both the quarter and the nine months, increases in revenue, in earnings, in earnings per share, and in EBITDA. And the results are consistent with the guidance that we have previously given. I’d like to turn it over to Ware now to give you the details and I’ll come back at the end with some additional comments.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Thanks Steve and good morning everyone. As we usually do I want to take a few minutes to go over the numbers released this morning for the third quarter and the year to date results ended September 30th, 2015. As a reminder, as we talk about results this year compared to last year, we will make an adjustment to the 2014 results to account for the sale of our Miami financial services office, which was sold last year in the fourth quarter.

Ware Grove - CBIZ Inc - Chief Financial Officer.

And thanks to the many CBIZ associates who are working hard to serve clients in our markets across the U.S. We are pleased to report strong results for the quarter and for the nine months this year compared with last year. For the third quarter ended September 30th, 2015, adjusting for the sale of the Miami office, total revenue grew by 4.7 percent with same unit revenue growing by 2.8 percent compared with the prior year. We are pleased to report a significant improvement in pretax margins, so that pretax earnings increased approximately 40 percent in the third quarter this year compared with a year ago.

Ware Grove - CBIZ Inc - Chief Financial Officer.

For the nine months, total revenue increased by 5.1 percent when you adjust for the sale of the Miami office, with an improvement in pretax margin of 70 basis points, resulting in an increase in pretax income of 12-1/2 percent for the nine months this year, compared with a year ago. We are successfully leveraging our G and A infrastructure and you will also note the reduction in interest expense that is occurring as a result of the early note repurchases that have occurred in late 2014 and throughout the second quarter of 2015. Now within our financial services group, when you adjust for the sale of the Miami office, total revenue grew by 3.5 percent for the quarter and grew by 3 percent for the nine months this year, compared with a year ago.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Same unit revenue growth was very similar, up 3-1/2 percent for the quarter and up 2.8 percent for the nine months this year. We are continuing to see very strong growth in our health care consulting business within financial services. Turning to employee services, total revenue grew by 7.7 percent in the third quarter and grew by 10.4 percent for the nine months this year compared with last year. Same unit revenue growth was 1.9 percent in the third quarter and was 1.6 percent for the nine months this year compared with last year.

Ware Grove - CBIZ Inc - Chief Financial Officer.

We are continuing to report growth in employee group benefits, property and casualty, and human capital consulting and recruiting. A continued weakness in the life insurance area, eliminating the impact of the insurance area the organic or same unit revenue growth was up 2.5 percent for the nine months this year. As we have commented over the past three quarters, due to the accounting related to the convertible note and the early retirement transactions completed earlier, our share account has been difficult to predict this year.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Our weighted average share count for the nine months ended September 30th, 2015, includes 1.3 million share equivalence calculated on the 48.4 million note balance still outstanding on that date. Once the notes are paid in full, the share equivalent calculation will no longer apply and this will not be included in the share count calculation at year end 2015. The weighted average share count has also been impacted by the issuance of 5.1 million shares in connection with the early retirement of 49.3 million dollars of the notes that occurred in the second quarter of this year.

Ware Grove - CBIZ Inc - Chief Financial Officer.

To help neutralize the impact of issuing these additional shares, we have continued to be active with share repurchases and we repurchased approximately 1.9 million shares in the third quarter and then for the nine months, we have repurchased a total of approximately 3.8 million shares to date. As a result of these factors on share account, we reported earnings per share of 68 cents for the nine months this year compared to 62 cents of the nine months a year ago, an increase of 9.7 percent.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Eliminating the impact of the 1.3 million share equivalence calculated on the convertible note at September 30th, the adjusted EPS for the nine months this year was 70 cents and that compares with an adjusted 64 cents a year ago. Extending the full year impact of these transactions and assuming no further share repurchase activity in the fourth quarter this year we are projecting a full year weighted average share count of approximately 51.5 million shares at December 31st, 2015. Now, we have closed two acquisitions so far this year. Through September 30th this year, we used $15.7 million for acquisition related activities including earn out payments on prior year acquisitions. Future acquisition related payments that are scheduled include an additional $5.9 million this year, $10.7 million scheduled in 2016, $6.2 million forecast in 2017, and another $1.5 million in 2018.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Now, as I mentioned earlier, in connection with the 3.8 million shares that we purchased this year, we also used $35.2 million for this activity through September 30th this year. Capital spending for the nine months this year has been $6.3 million with $900,000 used in the third quarter. As I commented during our second quarter conference call, the good share of the capital spending this year was in connection with a 100,000 square foot office move, relocation in Kansas City that involved about 450 CBIZ associates.

Ware Grove - CBIZ Inc - Chief Financial Officer.

We expect full year capital spending to be about $7 million this year. Bad debt expense was 79 basis points on revenue for the nine months ended September 30th this year and that compares with 65 basis points for the nine months a year ago. Days sales outstanding on receivables stood at 85 days this year at September 30th compared at 86 days at this point a year ago. Our effective tax rate for the nine months this year was 41.2 percent. Essentially the same rate as a year ago and for the full year of 2015, we continue to expect an effective tax rate of approximately 40 percent.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Now, turning to our financing activities, as we are currently nearing the conclusion of the settlement period for a 4-7/8 percent convertible note that matured on October 1st, I want to take a few minutes to give you an update and what this means for CBIZ as we refinance these notes. As a reminder, through a series of privately negotiated transactions, we have already retired $81.6 million of the notes earlier in 2014 and again in 2015, so the remaining balance at this time is $48.4 million.

Ware Grove - CBIZ Inc - Chief Financial Officer.

The settlement period runs 20 trading days beginning October 5th and running through the end of October 30th and the entire balance will be paid in cash on November 4th, including any premium above par. The notes calculate a premium over par as the share prices exceeds $7.41, so at this time, 17 days through the 20 day settlement period, it appears that a total payment of approximately $71 to $72 million will be due on November 4th for the $48.4 million par value plus the conversion premium above par of approximately $23 to $24 million.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Now, while this premium over par clearly results in a higher cost to debt to CBIZ, it is worth noting that this premium is a result of the increase in the share value of approximately 100 percent over the five year life of the notes. As a reminder, on the day of issue five years ago in 2010, the share price was $5.49 and that compared with the current share price that’s in excess of $11 today. As we have said many times since the convertible note was initially issued, settling the notes at a premium over par is a nice problem to have as this really means that the CBIZ shareholder has enjoyed an attractive return during this time.

Ware Grove - CBIZ Inc - Chief Financial Officer.

We have a $400 million unsecured credit facility in place and the current balance outstanding is approximately $150 million. Currently, unutilized borrowing capacity is about $150 million, so there is sufficient capacity to make the cash payment on November 4th and we still have plenty of capacity to continue an active acquisition program going forward. We also have excess capacity continue to take an opportunistic approach toward future share repurchases if we deem those to be an appropriate use of our capital. Our goal is to maintain a stable share count at approximately 50 million shares, but our first priority on our use of capital continues to be focused on strategic acquisitions.

Ware Grove - CBIZ Inc - Chief Financial Officer.

So, to sum up with the convertible note maturing October 1st and scheduled for payment on November 4th we will refinance this with lower cost debt and this will also eliminate a level of complexity that is associated with the accounting for the convertible note. The interest rate on the convertible note was being reported at 7.5 percent and as we refinanced the current incremental borrowing rate on our bank line of credit is under 3.0 percent. On top of that, we recently transacted an interest rate swap that will effectively fix the rate on a $25 million portion of this borrowing at 2.8 percent for the next five years.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Again, to sum up, we are happy with the results reported for the nine months ended September 30th, 2015 and we continue to look for full year revenue growth in the five to seven percent range with earnings per share growth in a range of 12 to 15 percent compared with an adjusted 2014 earnings per share of 61 cents and that assumes a constant share count this year compared with last year. Cash flow continues to be strong and we continue to project EBITDA growth this here, in a range of eight to 10 percent over 2014. So with these comments I’ll conclude and I’ll turn it back over to Steve.

Steve Gerard - CBIZ Inc - Chairman and CEO

Thank you, Ware. As we reflect on the convertible notes, we are very aware that it has, from time to time, created some degree of confusion in the minds of our investors or potential investors, but as we reflect on the placement of that note I want to emphasize what Ware talked about. This has turned out to be a very accretive transaction for shareholders and has performed more or less the way we had hoped it would.

Steve Gerard - CBIZ Inc - Chairman and CEO

I also want to comment on the fact that, as Ware mentioned, we’ve only completed two acquisitions this year. That’s not - that result has nothing to do with the convert. We have had and we have advised our shareholders that we have had more than sufficient capital to make acquisitions if we found transactions that fit both culturally and strategically.

Steve Gerard - CBIZ Inc - Chairman and CEO

That has not yet been the case; however, we traditionally do three to five transactions a year and I’m highly confident that by the end of 2015 we will, in fact, complete three to five transactions for 2015. So, I want to emphasize that the small number of transactions year to date really had nothing to do with the conversions. With that, let me stop and take questions from our analysts and our shareholders.

QUESTION AND ANSWER

Operator

Yes. Thank you. We will now begin the question and answer session. To ask a question you may press star then one on your touch tone phone. If you are using a speaker phone, please pick up your hand set before pressing the keys. To withdraw your question please press star then two. At this time we have paused momentarily to assemble the roster. And the first question comes from Jim Macdonald from First Analysis.

Jim Macdonald - First Analysis - Analyst

Yes. Good morning guys.

Jerry Grisko - CBIZ Inc - President and Chief Operating Officer

Hey Jim.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Hi Jim.

Jim Macdonald - First Analysis - Analyst

Can we start with this same store. It looks like financial services picked up, I guess September quarter’s been traditionally a good one for you guys lately, is that - can you talk about why that is? Is it people shifting out their tax returns or anything else that we should know about?

Ware Grove - CBIZ Inc - Chief Financial Officer.

Yes. Jim, we got off to a slower start then we expected this year and we talked about that early in the year that we expect a slightly stronger pace of growth in the second half versus what we recorded in the first half, so yes, that’s a part of it. And the other part, quite frankly, is just the continued strength and the growth of our health care consulting business where there is a little bit of an ebb and flow, but they’re gaining traction with their current engagements, doing more work, and they’re gaining new clients as we speak, so we’re very happy with that piece, too.

Jim Macdonald - First Analysis - Analyst

Moving on to employer services, we’ve been hearing about, sort of, weakening life insurance sales for a long time, maybe even - at what point do you kind of bottom out there?

Ware Grove - CBIZ Inc - Chief Financial Officer.

Yes. I think that we have reported conscientiously each quarter on the fact that our - our wholesale life insurance business has not been performing the way we would like it to. I think as a result of the adjustments we’ve made on a year to day basis, and our operating platform and the work that we’re doing there, that should no longer be an issue going forward.

Ware Grove - CBIZ Inc - Chief Financial Officer.

I would expect as we go into next year that the wholesale life insurance will not have a negative impact on either our organic growth rate 2016 over 2015 and, in fact, I think it’s more likely to be somewhat more positive on the bottom line than it has been, but let me - lets keep it in perspective, it’s a $3 million business on a $750 million platform , so while we try and identify both the good in the things we’re working on, it really isn’t a big mover, but I’m expecting, as a result of the hard work done by our employee services group, that that should not be an issue going forward.

Jim Macdonald - First Analysis - Analyst

And just one technical one. Could you talk a little bit about - it seems to be becoming a bigger issue the net decrease in fair value accounting and what impact do you expect that to be, kind of, going forward as it’s related to the acquisitions?

Ware Grove - CBIZ Inc - Chief Financial Officer.

Yes, a few comments. First of all, we never project or forecast any adjustments to that in our guidance, so. And the other thing I should note is that the adjustments this year for the nine months are essentially on par with the adjustments we saw a year ago, so there’s no real incremental pick up this year versus last year in that area.

Ware Grove - CBIZ Inc - Chief Financial Officer.

When we do the purchase price accounting we’re required to estimate the future contingent payments and the future contingent payments are basically predicated on the acquired company hitting their basic targets plus there’s typically a little sweetener or incentive if they exceed their targets and often time, we, with the concurrence of our KPMG public accountants, make an estimate that is optimistic that they’re not only going to hit their basic targets, which will satisfy our return requirements with the capital deployed, but they’re also going to achieve some level of excess payment.

Ware Grove - CBIZ Inc - Chief Financial Officer.

But to the extent that we’ve made some adjustments, it’s typically in that layer, not in the fundamental return targets, so when you look at our portfolio of acquired companies over a period of time, we’re happy that they’re hitting the targets that we set, initially, but from time to time some of the acquired companies don’t exceed that target, so it’s not necessarily bad news, it’s just that when we book the purchase price estimate, we take a fairly, I’ll call it conservative view in terms of the potential liability that we might record at that time.

Jim Macdonald - First Analysis - Analyst

Great. Thanks.

Operator

Thank you. And the next question comes from Steve McManus with Sidoti & Company.

Steve McManus - Sidoti & Company - Analyst.

Hey. Good morning, guys.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Hey, Steve.

Steve McManus - Sidoti & Company - Analyst.

Just getting back to the government health care consulting business, obviously one of the fastest growers. Can you give us an idea of the kind of market opportunity there - if there’s any seasonality and if you think the growth is sustainable moving forward.

Ware Grove - CBIZ Inc - Chief Financial Officer.

We have categorized the environment we live in based somewhat on the Affordable Care Act and other factors, as well as the gift that keeps on giving. We believe that the government health care advisory business, which is primarily providing consultative and accounting services to state and federal government primarily on the health care side is a market that will continue to grow and it will continue to be strong, so while it’s too soon to indicate what the implication might be for next year, it has been a very good, growing business and we expect it to grow, quite frankly, faster than any of our other businesses are growing at. So, I think we are looking forward to, you know, continued support in that area.

Steve McManus - Sidoti & Company - Analyst.

OK. And then we touched on, you know, the life insurance, but is there anything else, any other lagging operations anything slowing, same unit growth that you guys are seeing right now?

Ware Grove - CBIZ Inc - Chief Financial Officer.

We have 60 business units, plus or minus, and we’re constantly looking at locations and businesses to make sure that we’re investing properly in them and that they’re returning properly and from time to time we’re going to find some that don’t as evidenced by the fact that in the past 15 months we have sold our Orange County business, sold our Bethesda, Maryland business, sold our Miami accounting unit, even though we are committed to those locations and want to grow them in the future.

Ware Grove - CBIZ Inc - Chief Financial Officer.

So, I think as you look at us in almost a portfolio sense we’re constantly evaluating our businesses and from time to time they’ll be businesses that underperform where after a lot of work to try and get them where we want them, it doesn’t work, we will consider discontinuing them. At this point, I wouldn’t say there’s anything on the list, but it’s under constant review.

Steve McManus - Sidoti & Company - Analyst.

OK. And then, you know, we’re continuing to see improvement on the G and A line. Can you give us an idea, you know, how much leverage potential there is there, you know, should we expect, you know, this to continue to improve moving into 2016? Any commentary there?

Ware Grove - CBIZ Inc - Chief Financial Officer.

Yes. I think so. I think that the G and A, you’re right, we’ve leveraged G and A pretty effectively the last three or four years and we’ll continue to do that so long as can grow five percent or more top line. I think you’re going to see 20 or 30 basis points to leverage a year, if not more, because the G and A infrastructure we have can and will support significant growth ahead, so as we organically grow and, quite frankly, as we add acquisitions, the underlying G and A is very leveragable.

Steve McManus - Sidoti & Company - Analyst.

OK. And then the last one, you know, just getting back to the share account, can you just kind of, you know, circle back on that, kind of where we would stand on the fourth quarter. I know on the full year you mentioned we would end at about 51.5 just a little but more clarity there.

Ware Grove - CBIZ Inc - Chief Financial Officer.

Yes. The 51.5, Steve, is the full year weighted average share count and basically just eliminate, I don’t want to make this too complicated, but just eliminate the 1.3 million year to date share equivalents and you kind of get there for the fourth quarter. Now, the shares issued for the bond buy back and the shares repurchased will continue to have an impact throughout the fourth quarter, but we think we’re going to land on the full year basis at roughly 51 and a half million shares.

Steve McManus - Sidoti & Company - Analyst.

OK, great. Thanks a lot guys. I appreciate it.

Operator

Thank you. And once again, please press star then one if you would like to ask a question. Just once more as a reminder star then one will allow you to ask a question. All right, well there is nothing more at the present time, so I would like to turn the call back over to management for any closing comments.

Steve Gerard - CBIZ Inc - Chairman and CEO

Well, thank you. I’d like to thank our shareholders and our investors for participating in the call and for your continued support. I’d particularly like to thank all of our associates around the country, some almost 4,500 of them who have worked very, very hard to produce the results that we have reported this morning and I thank you for your efforts and look forward to updating everybody in February with our full year results. With that, we’ll sign off and say thanks again.

Operator

Thank you. The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.